UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2013

NATIONSTAR MORTGAGE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35449	45-2156869
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Highland Drive

Lewisville, Texas 75067

(Address of principal executive offices)

(469) 549-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on January 6, 2013, Nationstar Mortgage LLC, a Delaware limited liability company and an indirectly held, wholly-owned subsidiary of Nationstar Mortgage Holdings Inc. (“Nationstar”), entered into a mortgage servicing rights purchase and sale agreement (the “Purchase Agreement”) with Bank of America, National Association, a national banking association (“Bank of America”), pursuant to which Nationstar agreed to purchase the mortgage servicing rights (the “MSRs”) with respect to approximately 1.3 million residential mortgage loans (the “Mortgage Loans”) with a total unpaid principal balance of approximately $215 billion. The aggregate purchase price of the MSRs is approximately $1.3 billion, subject to certain adjustments set forth in the Purchase Agreement. Also as previously disclosed, on January 31, 2013 and February 1, 2013, Nationstar completed a portion of the acquisition of the MSRs with respect to certain Mortgage Loans owned, insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, which portion represented approximately 47% of the entire portfolio of MSRs (as measured by unpaid principal balance) expected to be acquired by Nationstar from Bank of America pursuant to the Purchase Agreement.

On July 1, 2013, Nationstar completed another portion of the previously announced acquisition of the MSRs. Specifically, Nationstar acquired MSRs with respect to certain Mortgage Loans with a total unpaid principal balance of approximately $43 billion, all of which are non-conforming loans in private label securitizations (the “Private Label MSRs”).

Nationstar paid to Bank of America 100% of the purchase price for the Private Label MSRs, which transferred from Bank of America to Nationstar on July 1, 2013. Nationstar funded the purchase price through a combination of cash on-hand and the proceeds of the previously announced co-investment by New Residential Investment Corp. (“New Residential”) and certain funds managed by Fortress Investment Group LLC (“Fortress”). Nationstar currently expects to acquire and transfer the remaining Private Label MSRs from Bank of America pursuant to the Purchase Agreement in stages at various times prior to the end of the third quarter of 2013.

The manager of New Residential and Fortress are affiliates of Nationstar. Bank of America and certain of its affiliates have from time to time performed various financial advisory, commercial banking, investment banking and other related services for Nationstar and its affiliates for which they have received customary compensation, and they may continue to do so in the future. In addition, Nationstar has previously acquired mortgage servicing rights portfolios from Bank of America. New Residential has previously co-invested with Nationstar in the acquisition of mortgage servicing rights and may continue to do so in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nationstar Mortgage Holdings Inc.

Date: July 3, 2013	By:	/s/ David Hisey
David Hisey Executive Vice President and Chief Financial Officer